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                                                                Exhibit 10.15
                                                                _____________

                 AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT


          This Amendment No. 4 to Loan and Security Agreement (this "Amendment") is made as of December 9, 1996, by and between Optika Imaging Systems, Inc. (the "Borrower") and Silicon Valley Bank ("Bank").

                                    RECITALS

          A. Borrower and Bank are parties to, among other documents, a Loan and Security Agreement dated on or about June 16, 1995 (the "Agreement"), as such agreement may be amended from time to time. The Agreement provided for, among other things, a Committed Line in the original principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the "Revolving Facility"). The Agreement has been amended pursuant to among other documents an Amendment No. 3 to Loan and Security Agreement dated September 3, 1996, pursuant to which, among other things, the Committed Line was increased to Three Million and 00/100 Dollars ($3,000,000.00).

          B. Borrower and Bank desire to modify the Agreement, in accordance with the terms of this Amendment.

          NOW THEREFORE, Borrower and Bank agree as follows:

                 1. The following terms are amended or added as defined terms in
Section 1.1, as follows:

                    "Revolving Maturity Date" shall mean September 2, 1997.

                    "Letters of Credit" means a letter of credit or similar undertaking issued by Bank pursuant to Section 2.1.3.

                    "Letter of Credit Reserve" has the meaning as set forth in
                    Section 2.1.3.

                 2. The first paragraph of Section 2.1 is amended to read as follows:

                      2.1 Advances. Subject to and upon the terms and conditions
                          --------
of this Agreement, Bank agrees to make Advances (each a "Revolving Advance" and collectively the "Revolving Advances") to Borrower in an aggregate amount not to exceed the Committed Line minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit (including drawn but unreimbursed Letters of Credit). Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to September 2, 1997.


                  3. A new Section 2.1.3 entitled "Letters of Credit" is added as follows:

                     2.1.3 Letters of Credit. Subject to the terms and
                           -----------------
conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower in an aggregate face amount not to exceed
(i) The Committed Line with respect to the
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Revolving Facility minus (ii) the then outstanding principal balance of the
Revolving Advances; provided that the face amount of the outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00). Each such Letter of Credit shall have an expiry date no later than one hundred eighty
(180) days after the Revolving Maturity Date, provided that Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of the Agreement is not extended by Bank. All such Letters of Credit shall be in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and Letter of Credit agreement.

          Borrower shall indemnify, defend and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorney's fees, arising out of or in connection with any Letters of Credit.

          Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under such Letter of Credit, Bank shall treat such demand as an advance to Borrower of the equivalent amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

          Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Bank shall create a reserve (the "Letter of Credit Reserve") under the Committed Line, with respect to the Revolving Facility for Letters of Credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line, with respect to the Revolving Facility shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

          4. Unless otherwise defined, all capitalized terms in this Amendment shall have the meanings assigned in the Agreement. Except as amended, the Agreement remains in full force and effect.

          5. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

          6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.


          7. This Amendment amends certain terms of the Agreement. Except as amended hereby, the Agreement remains in full force and effect. This Amendment, together with the Agreement and any documents executed in connection with the Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements and negotiations.

                                      2.
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          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BORROWER:                           BANK:

OPTIKA IMAGING SYSTEMS, INC.        SILICON VALLEY BANK



By:  /s/ Steven M. Johnson            By:  /s/ Framk Amaroso
    ----------------------               -------------------------
Name:    Steven M. Johnson            Name:    Framk Amaroso
      --------------------                 -----------------------
Title:   Chief Financial Officer      Title:
       -------------------------            ----------------------

                                      3.